                                                                    EXHIBIT 99.1


                                     LAMAR

                            5551 CORPORATE BOULEVARD
                             BATON ROUGE, LA 70808



                   LAMAR ADVERTISING COMPANY ANNOUNCES RECORD
              SECOND QUARTER ENDED JUNE 30, 1999 OPERATING RESULTS

Baton Rouge, LA -- Monday, August 2, 1999 -- Lamar Advertising Company (Nasdaq:
LAMR) a leading owner and operator of outdoor advertising and logo sign displays, today announced record revenue and operating cash flow for the second quarter ended June 30, 1999.

Lamar reported record net revenues of $97.8 million for the second quarter of 1999 versus $69.7 million for the second quarter of 1998 and operating cash flow (EBITDA) of $46.6 million for the second quarter of 1999 versus $33.1 million for the second quarter of 1998.

There was a net loss of $5.0 million for the second quarter of 1999 which compared to a net loss of $1.1 million for the second quarter of 1998.

For the six months ended June 30, 1999, net revenue was $183.6M, operating cash flow (EBITDA) was $82.5M and the net loss was $15.7M compared to net revenue of $128.1M, operating cash flow (EBITDA) of $57.4M and net loss of $5.7M for the six months ended June 30, 1998.

In addition, during the second quarter Lamar entered into agreements to acquire additional billboard assets for a total purchase price of approximately $30 million. All agreements will be closed by September 1, 1999 and will add an additional 1,030 displays to existing operations.

Also, Lamar's wholly owned subsidiary, Interstate Logos, Inc. was awarded a new logo franchise by the state of New Mexico on July 21, 1999.

Lamar Advertising Company is a leading outdoor advertising company currently operating 107 outdoor advertising companies in 36 states, logo franchises in 20 states and the province of Ontario, Canada and 23 transit advertising franchises in nine states.

Company Contact:  Keith A. Istre
                  Chief Financial Officer
                  (225) 926-1000

                         LAMAR ADVERTISING COMPANY AND
                                  SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           Three Months Ended                  Six Months Ended
                                                                June 30,                           June 30,
                                                          1999             1998             1999             1998
                                                       -----------     ------------     ------------     ------------
Net Revenues                                           $    97,809     $     69,675     $    183,575     $    128,072
                                                       -----------     ------------     ------------     ------------

Operating expenses
     Direct advertising expenses                            30,481           21,609           60,245           42,439
     Selling, general and administrative expenses           20,754           15,008           40,853           28,224
     Depreciation and amortization                          32,652           19,491           64,213           37,096
                                                       -----------     ------------     ------------     ------------
                                                            83,887           56,108          165,311          107,759
                                                       -----------     ------------     ------------     ------------
       Operating income                                     13,922           13,567           18,264           20,313
                                                       -----------     ------------     ------------     ------------

Other expense (income)
     Interest income                                          (269)            (129)            (955)            (236)
     Interest expense                                       18,234           13,915           36,379           27,241
     (Gain) loss on disposition of assets                     (141)             709             (477)             392
                                                       -----------     ------------     ------------     ------------
                                                            17,824           14,495           34,947           27,397
                                                       -----------     ------------     ------------     ------------

Loss before income taxes and cumulative effect
     of a change in accounting principle                    (3,902)            (928)         (16,683)          (7,084)

Income tax expense (benefit)                                 1,076              142           (1,766)          (1,423)
                                                       -----------     ------------     ------------     ------------

Loss before cumulative effect of a change
     in accounting principle                                (4,978)          (1,070)         (14,917)          (5,661)

Cumulative effect of a change in accounting
     principle, net of tax                                      --               --             (767)              --
                                                       -----------     ------------     ------------     ------------

Net Loss                                                    (4,978)          (1,070)         (15,684)          (5,661)

     Preferred stock dividends                                 183              183              274              274
                                                       -----------     ------------     ------------     ------------

Net loss applicable to common stock                         (5,161)          (1,253)         (15,958)          (5,935)
                                                       ===========     ============     ============     ============

Loss before cumulative effect of a change in
     accounting principle per common share -
     basic and diluted                                 $      (.08)    $       (.02)    $       (.25)    $       (.12)
                                                       ===========     ============     ============     ============

Cumulative effect of a change in accounting
     principle, net of tax, per common share -
     basic and diluted                                 $       (--)    $        (--)    $       (.01)    $        (--)
                                                       ===========     ============     ============     ============

Net loss per common share - basic                      $      (.08)    $       (.02)    $       (.26)    $       (.12)
                                                       ===========     ============     ============     ============
Net loss per common share - diluted                    $      (.08)    $       (.02)    $       (.26)    $       (.12)
                                                       ===========     ============     ============     ============

Weighted average common shares outstanding              61,227,406       48,802,640       61,185,610       48,080,862
Incremental common shares from dilutive stock
  options                                                       --               --               --               --
                                                       -----------     ------------     ------------     ------------
Weighted average common shares
  assuming dilution                                     61,227,406       48,802,640       61,185,610       48,080,862
                                                       ===========     ============     ============     ============